EXHIBIT A

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that this Amendment No. 1 to the statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that s/he or it knows or has reason to believe that such information is inaccurate.

Dated: June 29, 2026.

Jeal Intec, S.L.

By:	/s/ Jesús Alonso Villarón
	Name:	Jesús Alonso Villarón
	Title:	Member

Jesús Alonso Villarón

By:	/s/ Jesús Alonso Villarón